EX. 99.1
XPEL Announces Change to Board of Directors

San Antonio, TX – July 23, 2021 – XPEL, Inc. (Nasdaq: XPEL) (the "Company"), a global provider of protective films and coatings, today announced that John Constantine resigned from the Company’s Board of Directors.

Ryan Pape, President and Chief Executive Officer of XPEL, stated, “We thank John Constantine for his many years of service on the Board of Directors. John was an early XPEL shareholder and has been a key contributor to our progress, providing important perspective and insight as our Company has evolved and grown. We wish him all the best as he steps away from the Board.”

John Constantine stated, “It has been the honor of a lifetime representing the shareholders of XPEL. After 11 years of service on the Board of Directors and as a shareholder of XPEL for nearly 20 years, I have made a commitment to transition into retirement and focus on my family. I am leaving this position filled with pride and confidence in XPEL, our Board of Directors, executives, and employees who have built an amazing company. I wish the company continued growth and success.”

The Company will begin a search for Mr. Constantine’s replacement.

About XPEL, Inc.

XPEL is a leading provider of protective films and coatings, including automotive paint protection film, surface protection film, automotive and architectural window films, and ceramic coatings. With a global footprint, a network of trained installers and proprietary DAP software, XPEL is dedicated to exceeding customer expectations by providing high-quality products, leading customer service, expert technical support and world-class training. XPEL, Inc. is publicly traded on Nasdaq under the symbol “XPEL”.

Safe harbor statement

This release includes forward-looking statements regarding XPEL, Inc. and its business, which may include, but is not limited to, anticipated use of proceeds from capital transactions, expansion into new markets, and execution of the company's growth strategy. Often, but not always, forward-looking statements can be identified by the use of words such as "plans," "is expected," "expects," "scheduled," "intends," "contemplates," "anticipates," "believes," "proposes" or variations (including negative variations) of such words and phrases, or state that certain actions, events or results "may," "could," "would," "might" or "will" be taken, occur or be achieved. Such statements are based on the current expectations of the management of XPEL. The forward-looking events and circumstances discussed in this release may not occur by certain specified dates or at all and could differ materially as a result of known and unknown risk factors and uncertainties affecting the company, performance and acceptance of the company's products, economic factors, competition, the equity markets generally and many other factors beyond the control of XPEL. Although XPEL has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and XPEL undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

For more information, contact:
Investor Relations: John Nesbett/Jennifer Belodeau IMS Investor Relations Phone: (203) 972-9200 Email: jnesbett@institutionalms.com